Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the inclusion in this Annual Report on Form 20-F of Ontario Solar Energy Corporation for the year ended June 30, 2012 of our report dated August 30, 2012 on our audits of the balance sheets of Ontario Solar Energy Corporation as at June 30, 2012 and 2011 and the related statements of operations, stockholders' equity, and cash flows for each of the two years ended June 30, 2012 and 2011 and the period from inception through June 30, 2012.

Signed: “MSCM LLP”

Chartered Accountants
Licensed Public Accountants

Toronto, Canada
August 30, 2012